Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

FOURTH QUARTER AND YEAR END 2021 FINANCIAL RESULTS

Englewood, Colorado, February 25, 2022 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) today reported fourth quarter and year end 2021 results. Headlines include (1):

●Attributed to Liberty SiriusXM Group
oSiriusXM reported strong full year 2021 results
◾SiriusXM's 2021 revenue reached a record $8.70 billion; an increase of 8% compared to 2020
◾Full-year 2021 net income climbed to $1.31 billion; diluted EPS of $0.32
◾Record full-year 2021 adjusted EBITDA(2) of $2.77 billion, an increase of 8% year-over-year
◾SiriusXM exceeded all 2021 financial & operating guidance; issued new 2022 guidance on February 1st
◾SiriusXM announced a special dividend of $0.25 per share, returning an additional $1 billion to stockholders
●Estimated proceeds to Liberty of approximately $770 million, net of distributions to exchangeable bondholders
oLiberty Media’s ownership of SiriusXM was 81.2% as of January 28, 2022
oFrom November 1, 2021 through January 31, 2022, Liberty repurchased 3.8 million LSXMA/K shares at an average price per share of $49.57 for total cash consideration of $189 million
oSettled exchanges of the 2.25% Live Nation exchangeable debentures on January 21, 2022 for total consideration of $664 million
●Attributed to Formula One Group
oF1 successfully completed record 22 race calendar in 2021
◾Planning for a new record 23 race calendar in 2022, beginning in Bahrain on March 20th
oAudience figures grew across TV and digital platforms

◾	Cumulative TV viewers up 4% to 1.55 billion; average TV viewers per race was 70.3 million
●	Cumulative viewership in US up 58%
◾	Social media followers up 40% to 49 million with 1.5 billion aggregate social engagements
o	Announced multiple renewals with race promoter partners, including China, Singapore, Abu Dhabi, Spain, Bahrain and the United States
o	From November 1, 2021 through January 31, 2022, Liberty effectively repurchased 2.2 million FWONA/K shares at an average price per share of $58.59
◾	Repurchased 472 thousand FWONA shares
◾	Repurchased $64 million face value of 1% FWONK cash convertible notes due 2023, effectively retiring 1.7 million underlying FWONK shares
●	Attributed to Braves Group
o	Completed sale of minor league teams in January 2022; teams remain affiliates of Braves for future player development
o	Battery development generated strong $8 million of operating income and $21 million of net operating income (“NOI”)(2) in 2021

“It was a strong end to 2021 for the Liberty companies.  The finish to the Formula 1 World Championship could not have been more suspenseful.  The compelling action on the track continues to power the business’s flywheel and we recently made numerous announcements around value-creating agreements.  SiriusXM hit record revenue and adjusted EBITDA levels and announced a $1 billion special dividend.  The Atlanta Braves are still basking in the glory of their World Series title. Live Nation benefited from incredible fan demand in the back half of the year and all leading indicators point to record performance in 2022,” said Greg Maffei, Liberty Media President and CEO.  “We enter this year energized and excited for the next areas of growth across the board.”

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months or year ended December 31, 2021 to the same period in 2020.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the fourth quarter and full year 2021. Approximately $8 million and $28 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group in the fourth quarter and full year 2021, respectively.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2021	2020	2021

	amounts in millions		amounts in millions
Liberty SiriusXM Group
Revenue
Sirius XM Holdings	$2,189	$2,281	$8,040	$8,696
Total Liberty SiriusXM Group	$2,189	$2,281	$8,040	$8,696
Operating Income (Loss)
Sirius XM Holdings(a)	(520)	458	790	1,945
Corporate and other	(7)	(8)	(41)	(28)
Total Liberty SiriusXM Group	$(527)	$450	$749	$1,917
Adjusted OIBDA
Sirius XM Holdings	660	669	2,575	2,770
Corporate and other	(5)	(3)	(31)	(15)
Total Liberty SiriusXM Group	$655	$666	$2,544	$2,755

(a)	Fourth quarter and full year 2020 was impacted by a $976 million non-cash impairment charge associated with Pandora.

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.  SiriusXM reported its stand-alone fourth quarter and full year results on February 1, 2022.  For additional detail on SiriusXM’s financial results, please see SiriusXM’s earnings release posted to its Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements.  Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interests in SiriusXM, which includes its subsidiary Pandora, and Live Nation.

FORMULA ONE GROUP –   The following table provides the financial results attributed to the Formula One Group for the fourth quarter and full year 2021. Approximately $16 million and $40 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Formula One Group in the fourth quarter and full year 2021, respectively.

“2021 was a remarkable year for Formula 1 in all respects.  The racing was spectacular and the business produced outstanding results,” said Stefano Domenicali, Formula 1 President and CEO.  “We continue to build off this strong foundation and look forward to our record setting 23-race calendar for 2022 with new cars, regulations, races and drivers.”

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2021	2020	2021

	amounts in millions		amounts in millions
Formula One Group
Revenue
Formula 1	$485	$787	$1,145	$2,136
Total Formula One Group	$485	$787	$1,145	$2,136
Operating Income (Loss)
Formula 1	$(23)	$81	$(386)	$92
Corporate and other	(18)	(19)	(58)	(52)
Total Formula One Group	$(41)	$62	$(444)	$40
Adjusted OIBDA
Formula 1	$90	$183	$56	$495
Corporate and other	(12)	(15)	(38)	(29)
Total Formula One Group	$78	$168	$18	$466

The following table provides the operating results of Formula 1 (“F1”).

F1 Operating Results

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2021	2020	2021

	(unaudited)		(unaudited)
	amounts in USD millions		amounts in USD millions
Primary Formula 1 revenue	$439	$615	$1,029	$1,850
Other Formula 1 revenue	46	172	116	286
Total Formula 1 revenue	$485	$787	$1,145	$2,136
Operating expenses (excluding stock-based compensation included below):
Team payments	(270)	(378)	(711)	(1,068)
Other cost of Formula 1 revenue	(94)	(180)	(263)	(421)
Cost of Formula 1 revenue	$(364)	$(558)	$(974)	$(1,489)
Selling, general and administrative expenses	(31)	(46)	(115)	(152)
Adjusted OIBDA	$90	$183	$56	$495
Stock-based compensation	(2)	(5)	(13)	(17)
Depreciation and Amortization	(111)	(97)	(429)	(386)
Operating income (loss)	$(23)	81	$(386)	92

Number of races in period	7	7	17	22

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion revenue, (ii) media rights fees (formerly referred to as broadcasting fees) and (iii) sponsorship fees. For the year ended December 31, 2021, these revenue streams comprised 31%, 40% and 16%, respectively, of total F1 revenue.

Beginning January 1, 2021, F1 began reclassifying certain components previously reported in Other F1 revenue into Primary F1 revenue to better align with the way it currently evaluates the business. In addition, broadcasting revenue was renamed media rights revenue. The more significant components that were reclassified into Primary F1 revenue include fees for F1 TV subscriptions, fees for licensing commercial rights for Formula 2 and Formula 3 races, fees for the origination and support of program footage, fees for broadcast rights for Formula 2 and Formula 3 races and fees for advertising rights on Formula 1’s digital platforms. Following the reclassification, Other F1 revenue is primarily comprised of freight and hospitality revenue. There was $24 million and $65 million of Other F1 revenue reclassified as Primary F1 revenue for the three and twelve months ended December 31, 2020, respectively, to conform to the current period presentation. The impact of the revenue reclassification for the years ended December 31, 2019 and 2020 can be found in Schedule 4 of this press release.

There were 7 and 22 races held in the fourth quarter and full year 2021, respectively, compared to 7 and 17 races held in the fourth quarter and full year 2020 due to the compact schedule driven by the COVID-19 pandemic. Fan attendance continued to be assessed by relevant government authorities on a race-by-race basis throughout the year, with restrictions easing as the year progressed and significantly higher fan attendance beginning in the third quarter of 2021 compared to the prior year. The Paddock Club operated at only one event in 2020, and even then with strictly limited capacity, and resumed more normal operations in July 2021, operating at 6 races in the third quarter and 5 in the fourth quarter.

Primary F1 revenue grew in the fourth quarter, primarily driven by increased race promotion revenue compared to the prior year where limitations on fan attendance led to one-time changes in the contractual terms of races held. Media rights revenue was flat in the fourth quarter as contractual increases and growth in F1 TV subscription revenue were offset by the impact of lower proportionate recognition of season-based income in 2021 (7/22 races took place in the fourth quarter of 2021 compared to 7/17 in the fourth quarter of 2020). Sponsorship revenue increased in the fourth quarter driven by revenue from new sponsors in the current year and pandemic-related reductions to sponsorship revenue recognized in the prior year, where F1 honored one-time changes in certain sponsorship contracts due to the cancellation of races that had specific sponsorship-related inventory.

Primary F1 revenue grew for the full year with increases across all primary revenue streams. Race promotion revenue grew due to five more events held in 2021, including more non-European races, some of which saw the return of capacity crowds, whereas limitations on fan attendance in the prior year led to one-time changes in the contractual terms of races held. Race promotion revenue for the full year also benefited from a one-time settlement recognized in the first quarter related to the cancellation of a race originally scheduled to commence in 2020. Media rights revenue increased for the full year driven by higher broadcasting fees due to improved terms in certain new and renewed broadcasting agreements, other contractual rate increases, strong growth in F1 TV subscription revenue and the effect on the prior year of one-time changes in contract fees resulting from the pandemic and associated calendar disruptions. Sponsorship revenue increased due to revenue from new sponsors and the impact of more races held as well as pandemic-related reductions to sponsorship revenue recognized in the prior year.

Other F1 revenue increased in the fourth quarter and full year driven by hospitality revenue generated from the return of the Paddock Club, higher licensing revenue from new contracts and growth in gaming and merchandising royalties, as well as higher freight and travel income with more races held outside Europe compared to the prior year. Other F1 revenue for the full year also benefited from the additional races held.

Operating income and adjusted OIBDA grew in the fourth quarter and full year 2021.  Team payments increased in both periods driven by the growth in Primary F1 revenue and the associated impact on the calculation of the team payments, which are 100% variable under the 2021 Concorde Agreement. Team payments in 2020 included one-time fees paid to teams upon signing the 2021 Concorde Agreement and certain fixed and minimum guaranteed payments to teams under the previous agreement.

Other cost of F1 revenue is largely variable in nature and mostly relates to revenue opportunities. These costs increased in the fourth quarter and full year due to costs associated with the operation of the Paddock Club and higher technical, freight and logistics, digital media and other related costs driven by five more races in the full year and the logistic costs of more non-European races. Selling, general and administrative expense increased in the fourth quarter and full year primarily due to higher personnel costs, discretionary marketing expenses and professional fees.

The Liberty SiriusXM Group holds an approximate 2.2% intergroup interest (5.3 million notional shares) in the Formula One Group as of January 31, 2022. These shares are not included in the outstanding share count of Formula One Group in Liberty Media’s most recent Form 10-K. Assuming the issuance of the shares underlying this intergroup interest, the Formula One Group outstanding share count as of January 31, 2022 would have been 237 million.

The businesses and assets attributed to the Formula One Group consist of Liberty Media’s subsidiary F1, its interest in Liberty Media Acquisition Corporation, other minority investments and an inter-group interest in the Braves Group.

BRAVES GROUP -   The following table provides the financial results attributed to the Braves Group for the fourth quarter and full year 2021. Approximately $2 million and $11 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group in the fourth quarter and full year 2021, respectively.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2021	2020	2021

	amounts in millions		amounts in millions
Braves Group
Revenue
Corporate and other	$35	$102	$178	$568
Total Braves Group	$35	$102	$178	$568
Operating Income (Loss)
Corporate and other	(35)	(1)	(128)	20
Total Braves Group	$(35)	$(1)	$(128)	$20
Adjusted OIBDA
Corporate and other	(4)	18	(53)	104
Total Braves Group	$(4)	$18	$(53)	$104

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

Braves Operating Results

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2021	2020	2021

	amounts in millions		amounts in millions
Baseball revenue	$23	$93	$142	$526
Development revenue	12	9	36	42
Total revenue	$35	$102	$178	$568
Operating expenses (excluding stock-based compensation included below):
Other operating expenses	(27)	(62)	(170)	(377)
Selling, general and administrative expenses	(12)	(21)	(57)	(80)
Adjusted OIBDA	$(4)	$19	$(49)	$111
Stock-based compensation	(14)	(2)	(3)	(8)
Depreciation and Amortization	(15)	(16)	(69)	(72)
Operating income (loss)	$(33)	$1	$(121)	$31

Regular season home games in period	—	3	30	79
Postseason home games in period	6	8	7	8
Baseball revenue per home game	$3.8	$8.5	$3.8	$6.0

Baseball revenue is comprised of (i) ballpark operations (ticket sales, concessions, corporate sales, retail, suites, premium seat fees and postseason), (ii) local broadcast rights and (iii) shared Major League Baseball revenue streams, including national broadcast rights and licensing. Development revenue is derived from the Battery Atlanta mixed-use facilities and primarily includes rental income.

There were 11 and 87 home games (including postseason) played in the fourth quarter and full year 2021, respectively, compared to 6 and 37 home games played in the comparable prior year periods. The 2021 regular season began with fans in attendance at 33% capacity for the first home game beginning April 9th, which increased to 50% capacity beginning April 23rd and further expanded to 100% capacity beginning May 7th. There were no fans in attendance during the 2020 regular season.

Baseball revenue increased in the fourth quarter and full year as all primary sources of revenue grew driven by the increase in the number of regular and postseason home games played with significantly more fans in attendance and the Braves success in the 2021 postseason as World Series Champions. Development revenue decreased in the fourth quarter due to modified timing of revenue recognition surrounding various 2021 lease commencements. Development revenue for the full year increased due to rental income from various new lease commencements and a reduction in deferred payment arrangements.

Operating income and adjusted OIBDA increased in the fourth quarter and full year. Revenue growth more than offset increased operating costs as player salaries and facility and game day expenses returned to more normalized levels in 2021. Selling, general and administrative expense increased in the fourth quarter and full year primarily due to higher marketing expense and the absence of COVID-19 related cost reduction initiatives that impacted the 2020 season.

The Formula One Group holds an approximate 11.0% intergroup interest (6.8 million notional shares) and the Liberty SiriusXM Group holds an approximate 3.7% intergroup interest (2.3 million notional shares) in the Braves Group as of January 31, 2022. These shares are not included in the outstanding share count of the Braves Group in Liberty Media’s most recent Form 10-K. Assuming the issuance of the shares underlying these intergroup interests, the Braves Group outstanding share count as of January 31, 2022 would have been 62 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves Major League Baseball Club and certain assets and liabilities associated with the Braves’ ballpark and mixed-use development project.

Share Repurchases

From November 1, 2021 through January 31, 2022, Liberty SiriusXM Group repurchased approximately 2.9 million Series C Liberty SiriusXM shares (Nasdaq: LSXMK) at an average cost per share of $49.98 for total cash consideration of $146 million and repurchased approximately 879 thousand Series A Liberty SiriusXM shares (Nasdaq: LSXMA) at an average cost per share of $48.22 for total cash consideration of $42 million.

From November 1, 2021 through January 31, 2022, Formula One Group repurchased approximately 472 thousand Series A Liberty Formula One shares (Nasdaq: FWONA) at an average cost per share of $56.10 for total cash consideration of $26 million.

The total remaining repurchase authorization for Liberty Media as of February 1, 2022 is approximately $406 million and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)	Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Media's earnings conference call which will begin at 10:00 a.m. (E.S.T.) on February 25, 2022. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For definitions of adjusted OIBDA (as defined by Liberty Media), adjusted EBITDA (as defined by SiriusXM) and net operating income (as defined by Braves) and applicable reconciliations, see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's consolidated balance sheet and statement of operations to be included in its Form 10-K for the year ended December 31, 2021.

Fair Value of Corporate Public Holdings

(amounts in millions)	9/30/2021	12/31/2021
Liberty SiriusXM Group
Live Nation Investment(a)	$6,347	$8,336
iHeart(b)	149	—
Public Holdings(c)	50	50
Total Liberty SiriusXM Group	$6,546	$8,386
Formula One Group
Public Holdings(c)	194	167
Total Formula One Group	$194	$167
Braves Group	N/A	N/A
Total Liberty Media	$6,740	$8,553

a)	Represents the fair value of the equity investment in Live Nation. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its condensed consolidated balance sheet at $149 million and $89 million as of September 30, 2021 and December 31, 2021, respectively.
b)	Includes fair value of iHeart shares which were included in other long-term assets. Liberty Media sold 1.0 million shares of iHeart during the third quarter and its remaining 6.0 million shares in the fourth quarter of 2021.
c)	Represents the carrying value of other public holdings that are accounted for at fair value. Excludes intergroup interests.

Fair Value of Intergroup Assets and Liabilities

The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group have attributed interests in the Braves Group, which are generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also has an attributed interest in the Formula One Group, which is generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the unrealized gain (loss) on the intergroup interest line item in the unaudited attributed consolidated statements of operations. The intergroup interests will remain outstanding until the redemption of the outstanding interests, at the discretion of Liberty Media’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group or Formula One Group, respectively, to the respective tracking stock group.

	Attributed
	as of December 31, 2021
	Liberty				Formula
	SiriusXM		Braves		One
	Group		Group		Group

(amounts in millions)	Notional Shares	Value	Notional Shares	Value	Notional Shares	Value
Braves Group intergroup interests	2.3	$66	(9.1)	$(257)	6.8	$191
Formula One Group intergroup interest	5.3	$313			(5.3)	$(313)

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	9/30/2021	12/31/2021
Cash and Cash Equivalents Attributable to:
Liberty SiriusXM Group(a)	$529	$598
Formula One Group(b)	2,195	2,074
Braves Group(c)	134	142
Total Consolidated Cash and Cash Equivalents (GAAP)	$2,858	$2,814

Debt:
SiriusXM senior notes(d)	$8,750	$8,750
Pandora convertible senior notes	193	193
1.375% cash convertible notes due 2023(e)	1,000	1,000
2.125% SiriusXM exchangeable senior debentures due 2048(e)	400	400
2.25% Live Nation exchangeable senior debentures due 2048(e)	385	385
2.75% SiriusXM exchangeable senior debentures due 2049(e)	604	604
0.5% Live Nation exchangeable senior debentures due 2050(e)	920	920
SiriusXM margin loan	875	875
Live Nation margin loan	—	—
Other subsidiary debt(f)	—	—
Total Attributed Liberty SiriusXM Group Debt	$13,127	$13,127
Unamortized discount, fair market value adjustment and deferred loan costs	627	1,135
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$13,754	$14,262

1% FWONK cash convertible notes due 2023(e)	450	386
2.25% AT&T exchangeable senior debentures due 2046(e)	25	—
Formula 1 term loan and revolving credit facility	2,902	2,902
Other corporate level debt	71	69
Total Attributed Formula One Group Debt	$3,448	$3,357
Fair market value adjustment	178	274
Total Attributed Formula One Group Debt (GAAP)	$3,626	$3,631

Atlanta Braves debt	721	700
Total Attributed Braves Group Debt	$721	$700
Deferred loan costs	(3)	(3)
Total Attributed Braves Group Debt (GAAP)	$718	$697

Total Liberty Media Corporation Debt (GAAP)	$18,098	$18,590

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a)	Includes $164 million and $191 million of cash and liquid investments held at SiriusXM as of September 30, 2021 and December 31, 2021, respectively.
b)	Includes $585 million and $709 million of cash and liquid investments held at Formula 1 as of September 30, 2021 and December 31, 2021, respectively.
c)	Excludes restricted cash held in reserves pursuant to the terms of various financial obligations of $83 million and $102 million as of September 30, 2021 and December 31, 2021, respectively.
d)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
e)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
f)	Includes SiriusXM revolving credit facility.

Liberty Media, SiriusXM, Formula 1 and Braves Holdings are in compliance with their debt covenants as of December 31, 2021.

Total cash and liquid investments attributed to Liberty SiriusXM Group increased $69 million during the fourth quarter as cash from operations at SiriusXM more than offset return of capital at both SiriusXM and Liberty SiriusXM.  Included in the cash and liquid investments balance attributed to Liberty SiriusXM Group at December 31, 2021 is $191 million held at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance.  Total debt attributed to Liberty SiriusXM Group was flat in the fourth quarter.

On February 1, 2022, SiriusXM announced they will pay a special cash dividend of $0.25 per share for an aggregate dividend of $1 billion payable to SiriusXM stockholders of record as of the close of business on February 11, 2022. The payment date of the special cash dividend is February 25, 2022, and Liberty SiriusXM expects to receive approximately $770 million of proceeds, net of extraordinary cash distributions that will be paid to holders of its 2.125% SiriusXM exchangeable senior debentures due 2048 and its 2.75% SiriusXM exchangeable senior debentures due 2049.

On December 3, 2021, the Live Nation margin loan was amended, increasing the borrowing capacity to $400 million reflecting appreciation in the underlying share price. Other terms of the margin loan are unchanged, including its maturity on December 9, 2022 and the 9 million shares of Live Nation common stock pledged as collateral to the margin loan.

In October 2021, Liberty Media issued a notice of redemption in full for the 2.25% Live Nation exchangeable senior debentures due 2048 on or before December 1, 2021. All holders exercised their right to exchange the debentures in the fourth quarter.  On January 21, 2022, the exchanges of debentures were settled in cash for $664 million. The exchanges were funded with cash on hand and incremental borrowing under Liberty’s margin loan facilities.

Total cash and liquid investments attributed to Formula One Group decreased $121 million during the fourth quarter. Debt repayment, stock repurchases and withholding taxes on net share settlements at the Formula One Group more than offset proceeds from stock options exercises and growth in cash from operations at F1, which was primarily driven by the timing of cash payments and receipts with commercial partners.

Total debt attributed to Formula One Group decreased $91 million in the fourth quarter. On October 5, 2021, Liberty Media redeemed in full the outstanding $25 million principal amount of its 2.25% AT&T exchangeable senior debentures due 2046, which was funded with the sale of Liberty Media’s remaining approximately 800 thousand shares of AT&T as well as cash on hand. Also in the fourth quarter, Liberty opportunistically repurchased $64 million face value of 1% FWONK cash convertible notes due 2023, effectively repurchasing 1.7 million shares of FWONK underlying the retired bonds.

Total cash and liquid investments attributed to the Braves Group increased $8 million during the fourth quarter as cash from operations primarily attributed to the postseason more than offset net debt repayment and capital expenditures related to the mixed-use development.

Total debt attributed to the Braves Group decreased $21 million during the fourth quarter due to repayment under the Braves team revolver, partially offset by increased borrowing to fund the mixed-use development. The second phase of the Battery Atlanta mixed-use development is nearing an on-time and on-budget completion. It is expected to cost approximately $200 million, of which the Braves and affiliated entities have already funded approximately $55 million in equity and $120 million in debt, with $25 million incremental debt funding remaining.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release in a conference call which will begin at 10:00 a.m. (E.S.T.) on February 25, 2022.  The call can be accessed by dialing (800) 458-4121 or +1 (720) 543-0206, passcode 2857380 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to https://www.libertymedia.com/investors/news-events/ir-calendar.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial performance and prospects, Formula 1’s race calendar and new races, timing, costs and funding associated with the Battery Atlanta mixed-use development and new Braves facilities, the continuation of our stock repurchase plan, matters relating to SiriusXM’s special cash dividend and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, failure of third parties to perform, continued access to capital on terms acceptable to Liberty Media, changes in law, including consumer protection laws, and their enforcement, the impact of COVID-19, including on general market conditions and the ability of Formula 1, the Braves and Live Nation to hold live events and fan attendance at such events, and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

December 31, 2021 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$598	142	2,074	—	2,814
Trade and other receivables, net	722	40	66	—	828
Other current assets	793	148	229	—	1,170
Total current assets	2,113	330	2,369	—	4,812
Intergroup interests	379	—	191	(570)	—
Investments in affiliates, accounted for using the equity method	805	110	30	—	945

Property and equipment, at cost	2,811	1,008	208	—	4,027
Accumulated depreciation	(1,697)	(231)	(89)	—	(2,017)
	1,114	777	119	—	2,010

Intangible assets not subject to amortization
Goodwill	15,111	180	3,957	—	19,248
FCC licenses	8,600	—	—	—	8,600
Other	1,242	143	—	—	1,385
	24,953	323	3,957	—	29,233
Intangible assets subject to amortization, net	1,269	21	3,507	—	4,797
Other assets	1,041	75	1,491	(53)	2,554
Total assets	$31,674	1,636	11,664	(623)	44,351

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$14	(31)	17	—	—
Accounts payable and accrued liabilities	1,458	66	308	—	1,832
Current portion of debt	2,184	12	695	—	2,891
Deferred revenue	1,454	83	253	—	1,790
Other current liabilities	68	6	23	—	97
Total current liabilities	5,178	136	1,296	—	6,610
Long-term debt	12,078	685	2,936	—	15,699
Deferred income tax liabilities	2,206	65	—	(53)	2,218
Redeemable intergroup interests	—	257	313	(570)	—
Other liabilities	611	197	179	—	987
Total liabilities	20,073	1,340	4,724	(623)	25,514
Redeemable noncontrolling interests in equity of subsidiary	—	—	575	—	575
Equity / Attributed net assets	8,036	296	6,340	—	14,672
Noncontrolling interests in equity of subsidiaries	3,565	—	25	—	3,590
Total liabilities and equity	$31,674	1,636	11,664	(623)	44,351

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Twelve months ended December 31, 2021 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$8,696	—	—	8,696
Formula 1 revenue	—	—	2,136	2,136
Other revenue	—	568	—	568
Total revenue	8,696	568	2,136	11,400
Operating costs and expenses, including stock-based compensation:
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	2,672	—	—	2,672
Programming and content	559	—	—	559
Customer service and billing	501	—	—	501
Other	236	—	—	236
Cost of Formula 1 revenue	—	—	1,489	1,489
Subscriber acquisition costs	325	—	—	325
Other operating expenses	265	377	—	642
Selling, general and administrative	1,598	99	210	1,907
Impairment, restructuring and acquisition costs, net of recoveries	20	—	—	20
Depreciation and amortization	603	72	397	1,072
	6,779	548	2,096	9,423
Operating income (loss)	1,917	20	40	1,977
Other income (expense):
Interest expense	(495)	(24)	(123)	(642)
Share of earnings (losses) of affiliates, net	(253)	30	23	(200)
Unrealized gain/(loss) on inter-group interests	121	(31)	(90)	—
Realized and unrealized gains (losses) on financial instruments, net	(433)	3	(21)	(451)
Gains (losses) on dilution of investment in affiliate	152	—	—	152
Other, net	(60)	(1)	14	(47)
	(968)	(23)	(197)	(1,188)
Earnings (loss) before income taxes	949	(3)	(157)	789
Income tax (expense) benefit	(74)	(8)	37	(45)
Net earnings (loss)	875	(11)	(120)	744
Less net earnings (loss) attributable to the noncontrolling interests	276	—	16	292
Less net earnings (loss) attributable to the redeemable noncontrolling interests	—	—	54	54
Net earnings (loss) attributable to Liberty stockholders	$599	(11)	(190)	398

Stock compensation expense:
Programming and content	33	—	—	33
Customer service and billing	6	—	—	6
Other	6	—	—	6
Other operating expense	36	—	—	36
Selling, general and administrative	134	12	29	175
	$215	12	29	256

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Twelve months ended December 31, 2020 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$8,040	—	—	8,040
Formula 1 revenue	—	—	1,145	1,145
Other revenue	—	178	—	178
Total revenue	8,040	178	1,145	9,363
Operating costs and expenses, including stock-based compensation:
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	2,421	—	—	2,421
Programming and content	481	—	—	481
Customer service and billing	481	—	—	481
Other	196	—	—	196
Cost of Formula 1 revenue	—	—	974	974
Subscriber acquisition costs	362	—	—	362
Other operating expenses	264	170	—	434
Selling, general and administrative	1,509	67	174	1,750
Acquisition and restructuring	1,004	—	—	1,004
Depreciation and amortization	573	69	441	1,083
	7,291	306	1,589	9,186
Operating income (loss)	749	(128)	(444)	177
Other income (expense):
Interest expense	(462)	(26)	(146)	(634)
Intergroup interest income (expense)	(7)	—	7	—
Share of earnings (losses) of affiliates, net	(484)	6	(108)	(586)
Unrealized gain/(loss) on inter-group interests	125	42	(167)	—
Realized and unrealized gains (losses) on financial instruments, net	(521)	(10)	129	(402)
Gains (losses) on dilution of investment in affiliate	4	—	—	4
Other, net	(17)	—	23	6
	(1,362)	12	(262)	(1,612)
Earnings (loss) before income taxes	(613)	(116)	(706)	(1,435)
Income tax (expense) benefit	(106)	38	112	44
Net earnings (loss)	(719)	(78)	(594)	(1,391)
Less net earnings (loss) attributable to the noncontrolling interests	28	—	2	30
Net earnings (loss) attributable to Liberty stockholders	$(747)	(78)	(596)	(1,421)

Stock compensation expense:
Programming and content	32	—	—	32
Customer service and billing	6	—	—	6
Other	6	—	—	6
Other operating expense	43	—	—	43
Selling, general and administrative	147	6	21	174
	$234	6	21	261

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2021 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$875	(11)	(120)	744
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	603	72	397	1,072
Stock-based compensation	215	12	29	256
Non-cash impairment and restructuring costs	24	—	—	24
Share of (earnings) loss of affiliates, net	253	(30)	(23)	200
Unrealized (gains) losses on intergroup interests, net	(121)	31	90	—
Realized and unrealized (gains) losses on financial instruments, net	433	(3)	21	451
Noncash interest expense	15	—	1	16
Losses (gains) on dilution of investment in affiliate	(152)	—	—	(152)
Loss on early extinguishment of debt	83	—	(3)	80
Deferred income tax expense (benefit)	(12)	12	(41)	(41)
Intergroup tax allocation	9	(4)	(5)	—
Intergroup tax (payments) receipts	(2)	7	(5)	—
Other charges (credits), net	(15)	20	(3)	2
Changes in operating assets and liabilities
Current and other assets	(59)	(43)	(2)	(104)
Payables and other liabilities	(255)	(1)	145	(111)
Net cash provided (used) by operating activities	1,894	62	481	2,437
Cash flows from investing activities:
Investment of subsidiary initial public offering proceeds into trust account	—	—	(575)	(575)
Cash proceeds from dispositions of investments	177	2	204	383
Cash (paid) received for acquisitions, net of cash acquired	(14)	—	—	(14)
Investments in equity method affiliates and debt and equity securities	(73)	—	(179)	(252)
Return of investments in equity method affiliates	1	—	39	40
Repayment of loans and other cash receipts from equity method affiliates and debt and equity securities	12	—	—	12
Capital expended for property and equipment, including internal-use software and website development	(388)	(35)	(17)	(440)
Proceeds from insurance recoveries	225	—	—	225
Other investing activities, net	(4)	8	(72)	(68)
Net cash provided (used) by investing activities	(64)	(25)	(600)	(689)
Cash flows from financing activities:
Borrowings of debt	6,294	117	—	6,411
Repayments of debt	(5,872)	(93)	(322)	(6,287)
Liberty stock repurchases	(500)	—	(55)	(555)
Subsidiary shares repurchased by subsidiary	(1,523)	—	—	(1,523)
Proceeds from initial public offering of subsidiary	—	—	575	575
Cash dividends paid by subsidiary	(58)	—	—	(58)
Taxes paid in lieu of shares issued for stock-based compensation	(106)	—	(48)	(154)
Settlement of intergroup call spread	(384)	—	384	—
Other financing activities, net	(83)	(2)	(22)	(107)
Net cash provided (used) by financing activities	(2,232)	22	512	(1,698)
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	(3)	(3)
Net increase (decrease) in cash, cash equivalents and restricted cash	(402)	59	390	47
Cash, cash equivalents and restricted cash at beginning of period	1,008	185	1,684	2,877
Cash, cash equivalents and restricted cash at end of period	$606	244	2,074	2,924

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2020 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$(719)	(78)	(594)	(1,391)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	573	69	441	1,083
Stock-based compensation	234	6	21	261
Non-cash impairment and restructuring costs	1,000	—	—	1,000
Share of (earnings) loss of affiliates, net	484	(6)	108	586
Unrealized (gains) losses on intergroup interests, net	(125)	(42)	167	—
Realized and unrealized (gains) losses on financial instruments, net	521	10	(129)	402
Noncash interest expense	12	1	4	17
Losses (gains) on dilution of investments in affiliate	(4)	—	—	(4)
Loss on early extinguishment of debt	40	—	—	40
Deferred income tax expense (benefit)	40	(10)	(125)	(95)
Intergroup tax allocation	5	(28)	23	—
Intergroup tax (payments) receipts	8	2	(10)	—
Other charges (credits), net	2	9	—	11
Changes in operating assets and liabilities
Current and other assets	32	(29)	(37)	(34)
Payables and other liabilities	(179)	41	(8)	(146)
Net cash provided (used) by operating activities	1,924	(55)	(139)	1,730
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	—	13	13
Cash (paid) received for acquisitions, net of cash acquired	(300)	—	—	(300)
Investments in equity method affiliates and debt and equity securities	(96)	—	(17)	(113)
Return of investments in equity method affiliates	—	—	105	105
Repayment of loans and other cash receipts from equity method affiliates and debt and equity securities	20	—	—	20
Capital expended for property and equipment, including internal-use software and website development	(350)	(81)	(21)	(452)
Other investing activities, net	(8)	4	(5)	(9)
Net cash provided (used) by investing activities	(734)	(77)	75	(736)
Cash flows from financing activities:
Borrowings of debt	4,149	228	521	4,898
Repayments of debt	(2,203)	(114)	(614)	(2,931)
Intergroup loan (repayment) borrowing	(750)	—	750	—
Liberty stock repurchases	(249)	—	(69)	(318)
Subsidiary shares repurchased by subsidiary	(1,555)	—	—	(1,555)
Reattribution between Liberty SiriusXM Group and Liberty Formula One Group	(608)	—	608	—
Proceeds from Liberty SiriusXM common stock rights offering	754	—	—	754
Cash dividends paid by subsidiary	(64)	—	—	(64)
Taxes paid in lieu of shares issued for stock-based compensation	(116)	(1)	(3)	(120)
Other financing activities, net	(47)	(8)	(35)	(90)
Net cash provided (used) by financing activities	(689)	105	1,158	574
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	3	3
Net increase (decrease) in cash, cash equivalents and restricted cash	501	(27)	1,097	1,571
Cash, cash equivalents and restricted cash at beginning of period	507	212	587	1,306
Cash, cash equivalents and restricted cash at end of period	$1,008	185	1,684	2,877

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income (loss) calculated in accordance with GAAP for the three months and years ended December 31, 2020 and December 31, 2021, respectively.

(amounts in millions)	4Q20	4Q21	2020	2021
Liberty SiriusXM Group
Operating income (loss)	$(527)	$450	$749	$1,917
Depreciation and amortization	141	152	573	603
Stock compensation expense	61	57	234	215
Impairment, restructuring and acquisition costs, net of recoveries	980	7	1,004	20
Litigation settlements and reserves	—	—	(16)	—
Adjusted OIBDA	$655	$666	$2,544	$2,755

Formula One Group
Operating income (loss)	$(41)	$62	$(444)	$40
Depreciation and amortization	115	98	441	397
Stock compensation expense	4	8	21	29
Adjusted OIBDA	$78	$168	$18	$466

Braves Group
Operating income (loss)	$(35)	$(1)	$(128)	$20
Depreciation and amortization	15	16	69	72
Stock compensation expense	16	3	6	12
Adjusted OIBDA	$(4)	$18	$(53)	$104

Liberty Media Corporation (Consolidated)
Operating income (loss)	$(603)	$511	$177	$1,977
Depreciation and amortization	271	266	1,083	1,072
Stock compensation expense	81	68	261	256
Impairment, restructuring and acquisition costs, net of recoveries	980	7	1,004	20
Litigation settlements and reserves	—	—	(16)	—
Adjusted OIBDA	$729	$852	$2,509	$3,325

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as net income before interest expense, income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM merger and the Pandora acquisition, (ii) share-based payment expense, (iii) impairment, restructuring and acquisition costs, (iv) legal settlements/reserves and (v) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting. SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing SiriusXM’s operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use adjusted EBITDA to estimate current enterprise value and to make investment decisions. As a result of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense. SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business. SiriusXM also believes the exclusion of the legal settlements and reserves, impairment, restructuring and acquisition related costs, and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of its normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger and the Pandora Acquisition.  SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s unaudited consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Years Ended
	December 31,
	2020	2021
($ in millions)
Net income:	$131	$1,314
Add back items excluded from Adjusted EBITDA:
Litigation settlements and reserves	(16)	—
Impairment, restructuring and acquisition costs, net of recoveries	1,004	20
Share-based payment expense	223	202
Depreciation and amortization	506	533
Interest expense	394	415
Loss on extinguishment of debt	40	83
Other expense (income)	(6)	(9)
Income tax expense	299	212
Purchase price accounting adjustments:
Revenues	6	—
Operating expenses	(6)	—
Adjusted EBITDA	$2,575	$2,770

SCHEDULE 3

This press release also includes a presentation of net operating income for the Battery development, which is a non-GAAP financial measure used by the Braves, together with a reconciliation from operating income for the Battery development. Liberty Media and the Braves define net operating income for the Battery development as operating income for the Battery development less parking & other revenue, plus corporate overhead, stock-based compensation and depreciation and amortization.

Liberty Media and the Braves believe net operating income for the Battery development is an important indicator of the operational strength and performance of the Battery development. Liberty Media and the Braves view operating income as the most directly comparable GAAP measure.  Net operating income is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media and the Brave's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of net operating income for the Battery development to operating income for the Battery development for the twelve months ended December 31, 2021.

Unaudited
For the Year Ended
December 31, 2021
($ in millions)
Operating Income - Battery development	$8
Parking / other	(8)
Corporate overhead	2
Stock-based compensation(1)	2
Depreciation / amortization	17
Net Operating Income - Battery development	$21

(1)	Stock-based compensation is unallocated between the Braves and the Battery Development, amount included for illustrative purposes.

SCHEDULE 4

Beginning January 1, 2021, F1 began reclassifying certain components previously reported in Other F1 revenue into Primary F1 revenue to better align with the way it currently evaluates the business. In addition, broadcasting revenue was renamed media rights revenue. The more significant components that were reclassified into Primary F1 revenue include fees for F1 TV subscriptions, fees for licensing commercial rights for Formula 2 and Formula 3 races, fees for the origination and support of program footage, fees for broadcast rights for Formula 2 and Formula 3 races and fees for advertising rights on Formula 1’s digital platforms.

For comparative purposes, the following table provides additional detail on Primary Formula 1 revenue calculated in accordance with the revenue reclassification for the years ended December 31, 2019 and December 31, 2020.

	2019		2020

	amounts in millions
	Previous Reporting	Reclassified	Previous Reporting	Reclassified
Race promotion revenue	$608	$644	$132	$149
Media rights (formerly broadcasting fees)	759	795	636	671
Sponsorship fees	297	311	196	209
Primary Formula 1 revenue	$1,664	$1,750	$964	$1,029
Other Formula 1 revenue	358	272	181	116
Total Formula 1 revenue	$2,022	$2,022	$1,145	$1,145